Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Five Point Holdings, LLC

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Shares	Rule 457(c) and Rule 457(h)	12,152,695 (2)	$2.30 (3)	$27,951,198.50 (3)	$110.20 per $1,000,000	$3,080.22

Total Offering Amounts					$27,951,198.50		$3,080.22

Total Fee Offsets (4)							$0

Net Fee Due							$3,080.22

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the Five Point Holdings, LLC 2023 Incentive Award Plan (the “2023 Plan”) as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding Class A Common Shares.

(2)

Represents 8,488,355 Class A Common Shares available for future issuance under the 2023 Plan pursuant to its terms plus 3,664,340 Class A Common Shares which may become available for future issuance under the 2023 Plan in the event of the termination or cancellation of outstanding awards on or after June 7, 2023 under the Registrant’s Amended and Restated 2016 Incentive Award Plan.

(3)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s Class A Common Shares as reported on the New York Stock Exchange on June 5, 2023, which date is within five business days prior to filing this registration statement.

(4)	The Registrant does not have any fee offsets.